        Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of ESS Tech, Inc. for the registration of its common stock and common stock warrants and to the incorporation by reference therein of our report dated March 1, 2023, with respect to the consolidated financial statements of ESS Tech, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Portland, Oregon      November 14, 2023